CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Star Maritime Acquisition Corp.

We hereby consent to the use in Amendment No. 2 of the Registration Statement on Form S-1 of our report dated October 25, 2005, on the financial statements of Star Maritime Acquisition Corp. (a corporation in the development stage) as of October 11, 2005 and for the period from May 13, 2005 (inception) to October 11, 2005, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption "Experts" in such Registration Statement.


By: /s/ GOLDSTEIN GOLUB KESSLER LLP
    -------------------------------
    GOLDSTEIN GOLUB KESSLER LLP
    New York, New York

    October 26, 2005